Exhibit 99.1
NEWS RELEASE

Contacts:
Main Street Capital Corporation
Todd A. Reppert, President and CFO
treppert@mainstreethouston.com
713-350-6000

Dennard Rupp Gray and Easterly, LLC
Ken Dennard
ksdennard@drg-e.com / 713-529-6600
Augustine Okwu
gokwu@drg-e.com / 404-532-0086

Main Street Capital Declares Initial
 Quarterly Dividend of $0.33 Per Share

HOUSTON, TEXAS, November 5, 2007– Main Street Capital Corporation (NASDAQ-GS: MAIN) (“Main Street”) announced today that its Board of Directors declared an initial quarterly dividend of $0.33 per share.  The initial dividend represents an 8.8% annual yield based upon the $15.00 per share initial public offering price.

This initial dividend is being paid based upon the accumulated taxable income recognized by Main Street, including the gain realized from the previously announced sale of portfolio company All Hose & Specialty, LLC.   For tax purposes, it is estimated that approximately 67% of this initial dividend will be designated as long-term capital gain with the remainder reflected as ordinary taxable income.  The final determination of the tax attributes for this dividend will be made after the close of the 2007 tax year and may differ from the estimates above.  In addition, it is currently estimated that Main Street will generate taxable income for its 2007 tax year in excess of the initial quarterly dividend.  Main Street intends to carry over any undistributed excess 2007 taxable income, net of a 4% excise tax, for distribution to its shareholders in 2008.

The initial quarterly dividend will be payable on November 30, 2007 to shareholders of record on November 16, 2007.

ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstreethouston.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies.  Main Street’s investments are generally made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 to $100 million. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one-stop” financing alternatives to its portfolio companies.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statement now or in the future.

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